Exhibit 99.1

The 2006 Long-Term Bonus Plan is a performance-based bonus plan designed to reward participants for improving the long-term performance of the Company and to improve the competitiveness of the long-term compensation of participants. Bonuses are earned based on the extent to which the Company is successful in (i) improving its performance in four key categories (people, shopping experience, product and price), based on results of customer surveys in which scores ranging from 1 to 100 are awarded, and (ii) reducing total operating costs (as defined in the plan) as a percentage of sales; as the Committee and the Board believe that improvements in these areas will result in increased shareholder value.

The Plan consists of two components; the first covering fiscal years 2006 and 2007, with any bonus earned for that period paid in March 2008, and the second covering fiscal years 2006 through 2009, with any bonus earned for that period paid in March 2010. In the case of the key categories, actual performance is compared to the average of the performance for quarters 3 and 4 of 2004. Provided that improvement is achieved in each of the four key areas, for each one point improvement in the Company’s score, a bonus amount equal to one percent of the participant’s base salary as of the end of fiscal 2005, will be earned. In the case of total operating costs, actual performance is measured against total operating costs for fiscal year 2005. For each basis point reduction in total operating costs, an additional bonus amount equal to one-quarter of one percent of the participant’s salary as of the end of fiscal 2005, will be earned.

The Committee, and in the case of the Chief Executive Officer the entire Board, administers the plan and determines the bonus payout amounts based on achievement of the performance criteria.